Exhibit 99.1

Tower Group, Inc. Reports Record Premium Volume in Second Quarter 2008

NEW YORK--(BUSINESS WIRE)--Tower Group, Inc. (NASDAQ: TWGP) today reported its financial results for the second quarter of 2008. For the three months ended June 30, 2008, net income totaled $10.2 million as compared to net income of $12.4 million in the second quarter of 2007. Tower reported diluted earnings per share of $0.44 for the second quarter of 2008 as compared to $0.53 per share for the same period in 2007.

Key Operating Highlights (all percentage increases compare the second quarter 2008 results to the same period in 2007):

  Net income and diluted earnings per share excluding realized investment gains or losses (1), increased by 24.6% to $15.4 million and $0.66, respectively.
  Gross premiums written increased to $166 million and premiums produced by TRM increased to $36.1 million.
  Gross premiums written and produced(2) increased 34.8% to $201.2 million.
  Commission and fee based revenue increased 88.9% to $36.3 million.
  Strong underwriting profitability: combined ratio of 81.6% versus 85.2% in the prior year’s second quarter.

(1) Note on Non-GAAP Financial Measures: Net income excluding realized investment gains or losses is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. The tax rate used to calculate the net realized gains or losses on investments, net of tax, is 35%.

(2) Gross premiums written through our insurance subsidiaries and produced as managing general agent on behalf of other insurance companies, excluding assumed premiums written of $0.9 million, which was included in premiums produced by TRM.

Financial Summary ($ in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Gross premiums written	$165,962	$148,836	$301,075	$259,716
Premiums produced by managing general agency	36,099	716	59,390	661
Net premiums written	82,626	69,684	150,980	117,716
Net premiums earned	70,114	74,035	138,544	134,418
Total commission and fee income	36,288	19,214	67,180	35,210
Net investment income	8,366	9,446	18,162	17,401
Net realized (losses) gains on investments	(7,970)	89	(6,596)	72

Total revenues	106,798	102,784	217,290	187,101
Other income	762	734	1,522	4,128
Net Income	10,169	12,379	25,022	24,007
Earnings per share – Basic	$0.44	$0.54	$1.09	$1.04
Earnings per share – Diluted	$0.44	$0.53	$1.08	$1.03
Return on Average Equity	12.8%	17.2%	15.9%	21.7%

Reconciliation of non-GAAP financial measures:
Net income	$10,169	$12,379	$25,022	$24,007
Net realized (losses) gains on investments, net of tax	(5,181)	58	(4,287)	47
Net income excluding realized investment gains or losses	15,350	12,321	29,309	23,960
Excluding realized investment gains or losses:
Earnings per share – Basic	$0.67	$0.54	$1.27	$1.04
Earnings per share – Diluted	$0.66	$0.53	$1.26	$1.03
Return on Average Equity	19.3%	17.1%	18.6%	21.6%

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. stated, “We are very pleased with our second quarter operating results as well as the recently announced transaction to acquire CastlePoint Holdings, Ltd. Our positive operating results for the quarter continue to be driven by strong top line growth and a favorable combined ratio. We continue to experience strong demand for our products in the Northeast and continue to be encouraged by the progress we are making with our expansion into other parts of the country. Although we realized losses related to certain investments, we expect our projected book value and book value per share for year-end 2008 to increase significantly as a result the CastlePoint transaction. As we move towards the closing of the CastlePoint transaction and realize strong benefits from our combined businesses, we believe we are positioned to maintain our growth and profitability in the future. ”

Gross premiums written increased to $166.0 million in the second quarter, which was 11.5% higher than in the second quarter of 2007.

Total revenues increased 3.9% to $106.8 million in the second quarter of 2008 as compared to $102.8 million in the prior year's second quarter. Net premiums earned represented 65.7% of total revenues for the three months ended June 30, 2008 compared to 72.0% for the same period in 2007. For the second quarter of 2008, we produced $35.0 million of premiums on behalf of CastlePoint Insurance Company through our insurance services segment resulting in $11.1 million in fee income.

Total commission and fee income increased 88.9% to $36.3 million in the second quarter of 2008 compared to $19.2 million in the second quarter of 2007.

Net investment income decreased by 11.4% to $8.4 million for the three months ended June 30, 2008 compared to $9.4 million for the same period in 2007. On a tax equivalent basis, the yield was 5.4% as of June 30, 2008 compared to 5.8% as of June 30, 2007. In addition, Tower determined that 15 non-agency residential mortgage-backed securities were other-than-temporarily impaired and realized a loss of $8.3 million.

Gross loss and loss adjustment expenses and the gross loss ratio for the three months ended June 30, 2008 were $70.0 million and 50.4%, respectively, compared to $66.8 million and 51.2%, respectively, in the same period in 2007. The net loss ratio was 52.6% in the three months ended June 30, 2008 and 54.9% in the same period in 2007.

Operating expenses were $52.2 million for the three months ended June 30, 2008 as compared to $41.2 million for the same period in 2007. Our gross expense ratio was unchanged at 30.2% for the three months ended June 30, 2008 as compared with the same period in 2007.

Additional Highlights and Disclosures:

Acquisition of CastlePoint Holdings, Ltd.

On August 5, 2008, Tower and CastlePoint Holdings, Ltd. ("CastlePoint") announced that they had entered into a definitive agreement for the acquisition of CastlePoint by Tower in a transaction valued at approximately $490 million. Under the terms of that agreement and based on the closing stock price for Tower of $23.09 on August 4th, 2008, CastlePoint shareholders would receive a combination of Tower common stock and cash equal to $12.68 per CastlePoint share. CastlePoint shareholders (other than Tower) will receive 0.47 shares of Tower common stock and cash consideration of $1.83 for each share of CastlePoint common stock. The exchange ratio is subject to adjustment based on Tower's volume weighted average price per share during a 15 day trading window prior to closing, and will be fixed at 0.47 if the average price of Tower stock during such period is equal to or greater than $20.00 and equal to or less than $26.00. If the average stock price during such period is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average stock price during such period is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if Tower's average stock price during such period falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint will have the right, for a limited period, to terminate the agreement, unless Tower elects to add Tower shares or cash to provide CastlePoint shareholders with a value per share of $11.23 (including the amount in cash per share). The acquisition is not expected to require any external financing.

Dividend Declaration

Tower Group, Inc. announced today that the Company's Board of Directors has approved a quarterly dividend of $0.05 per share payable September 26, 2008 to stockholders of record as of September 15, 2008.

2008 and 2009 Guidance

Tower expects third quarter 2008 diluted earnings per share and net income, excluding realized investment gains and losses, to be in a range of $0.70 and $0.75 and $16.3 million to $17.5 million, respectively. For the full year 2008, Tower projects diluted earnings per share to be in the range between $2.90 and $3.00, excluding realized investment gains and losses. Tower also projects year-end 2008 book value per share to increase by 39% at the midpoint to a range of $18.45 to $18.65 on a pro forma basis from $13.34 at year-end 2007.

For 2009, including the effects of the CastlePoint transaction, Tower projects diluted earnings per share, excluding realized investment gains and losses, to be in a range between $3.20 and $3.40 per diluted share. Combined gross premiums written is projected to be in a range between $1.1 to $1.2 billion for 2009 and stockholders’ equity is expected to increase to approximately $865 million at year-end 2009.

About Tower Group, Inc.

Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses. Tower Group's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project", "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. The following factors, among others, could cause or contribute to such material differences: the ability to obtain governmental approvals or rulings on or regarding the transaction on the proposed terms and schedule; the failure of the shareholders of CastlePoint or the stockholders of Tower to approve the amalgamation; the failure to satisfy the closing conditions to the transaction; the risk that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the amalgamation making it difficult to maintain relationships with customers, employees, brokers and managing general agents; the risk that the U.S. or Bermuda tax authorities may view the tax treatment of merger and/or the other transactions contemplated by the merger agreement differently from CastlePoint and Tower’s tax advisors; costs relating to the transaction; ineffectiveness or obsolescence of the business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than the underwriting, reserving or investment practices of CastlePoint or Tower anticipate based on historical experience or industry data; the ability to obtain necessary governmental licenses; the ability to hire and retain executive officers and other key personnel; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of CastlePoint and Tower's investments; changes in regulations or laws applicable to CastlePoint, Tower and their respective subsidiaries, brokers or customers, including tax laws in Bermuda and the United States; acceptance of products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of CastlePoint's or Tower’s reinsurers to pay claims timely or at all; decreased demand for CastlePoint or Tower’s insurance or reinsurance products; the effects of mergers, acquisitions and divestitures in the insurance and reinsurance sectors; changes in rating agency policies or practices; changes in legal theories of liability under CastlePoint and Tower’s insurance policies or the policies that it reinsures; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information

The proposed acquisition of CastlePoint will be submitted to shareholders of Tower and CastlePoint for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed acquisition when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower and CastlePoint, without charge, at the Securities Exchange Commission’s Internet site (www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by accessing the companies’ websites: http://www.twrgrp.com or http://www.castlepoint.bm.

Tower and CastlePoint, their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from the shareholders of Tower and/or CastlePoint in respect of the proposed acquisition. Information regarding Tower’s directors and executive officers is available in its proxy statement filed with the Securities and Exchange Commission by Tower on April 11, 2008, and information regarding CastlePoint’s directors and executive officers is available in it proxy statement filed with the Securities and Exchange Commission by CastlePoint on April 29, 2008. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus when it becomes available.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a joint proxy statement/prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

For more information visit Tower's website at

http://www.twrgrp.com/.

Tower has changed the presentation of its business results by combining its previously reported Insurance Segment with its Reinsurance Segment since reporting this segment separately was no longer meaningful. This will result in reporting two operating segments: the Insurance Segment which offers a broad range of property and casualty insurance products and services to small to mid-sized businesses and to individuals primarily in the Northeast states and which assumes reinsurance and the Insurance Services Segment which provides insurance brokering, claim administration, reinsurance intermediary services and other administrative services.

Insurance Segment Results of Operations
Second Quarter
($ in thousands)

	Three Months Ended
	June 30
Revenues	2008	2007	Change (%)
Premiums Earned
Gross premiums earned	$138,634	$130,621	6.1%
Less: Ceded premiums earned	(68,520)	(56,586)	21.1%
Net premiums earned	70,114	74,035	-5.3%
Ceding commission revenue	21,491	17,032	26.2%
Policy billings fees	459	543	-15.5%
Total	92,064	91,610	0.5%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	69,951	66,826	4.7%
Less: ceded loss and loss adjustment expenses	(33,028)	(26,215)	26.0%
Net loss and loss adjustment expenses	36,923	40,611	-9.1%
Underwriting expenses
Direct commission expense	24,872	21,663	14.8%
Other underwriting expenses	17,392	18,309	-5.0%
Total underwriting expenses	42,264	39,972	5.7%

Underwriting Profit	$12,877	$11,027	16.8%

Key Measures
Premiums written
Gross premiums written	$165,962	$148,836	11.5%
Less: ceded premiums written	(83,336)	(79,152)	5.3%
Net premiums written	$82,626	$69,684	18.6%
Loss Ratios
Gross	50.4%	51.2%
Net	52.6%	54.9%
Accident Year Loss Ratios
Gross	51.5%	51.9%
Net	54.5%	54.9%
Underwriting Expense Ratios
Gross	30.2%	30.2%
Net	29.0%	30.3%
Combined Ratios
Gross	80.6%	81.4%
Net	81.6%	85.2%

Insurance Segment Results of Operations
First Six Months
($ in thousands)

	Six Months Ended
	June 30
Revenues	2008	2007	Change (%)
Premiums Earned
Gross premiums earned	$273,771	$239,248	14.4%
Less: Ceded premiums earned	(135,227)	(104,830)	29.0%
Net premiums earned	138,544	134,418	3.1%
Ceding commission revenue	42,145	31,266	34.8%
Policy billings fees	961	845	13.7%
Total	181,650	166,529	9.1%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	137,082	124,168	10.4%
Less: ceded loss and loss adjustment expenses	(62,863)	(49,647)	26.6%
Net loss and loss adjustment expenses	74,219	74,521	-0.4%
Underwriting expenses
Direct commission expense	48,110	40,292	19.4%
Other underwriting expenses	36,140	32,217	12.2%
Total underwriting expenses	84,250	72,509	16.2%

Underwriting Profit	$23,181	$19,499	18.9%

Key Measures
Premiums written
Gross premiums written	$301,075	$259,716	15.9%
Less: ceded premiums written	(150,095)	(142,000)	5.7%
Net premiums written	$150,980	$117,716	28.3%
Loss Ratios
Gross	50.1%	51.9%
Net	53.6%	55.4%
Accident Year Loss Ratios
Gross	51.0%	52.4%
Net	54.5%	55.5%
Underwriting Expense Ratios
Gross	30.4%	30.0%
Net	29.7%	30.1%
Combined Ratios
Gross	80.5%	81.9%
Net	83.3%	85.5%

Insurance Services Segment Results of Operations ($ in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Direct commission revenue from managing general agency	$11,796	$572	$20,067	$1,060
Claims administration revenue	1,013	535	1,970	1,100
Other administrative revenue (1)	1,209	347	1,580	598
Reinsurance intermediary fees(2)	224	185	285	341
Policy billing fees	96	-	172	-
Total Revenues	14,338	1,639	24,074	3,099
Expenses
Direct commissions expense paid to producers	5,154	144	8,525	151
Other insurance services expenses	3,171	358	4,745	615
Claims expense reimbursement to TICNY(3)	1,013	533	1,970	1,098
Total Expenses	9,338	1,035	15,240	1,864
Insurance Services Pre-tax Income	$5,000	$604	$8,834	$1,235
Premium produced by TRM on behalf of issuing companies	$36,099	$716	$59,390	$661

(1) Other administration revenue includes amounts reimbursed by CastlePoint Reinsurance for services rendered pursuant to a service and expense sharing agreement.
(2) Reinsurance intermediary fees include commissions earned for placement of reinsurance on behalf of our insurance subsidiaries.
(3) Consists of underwriting expenses reimbursed to TICNY pursuant to an expense sharing agreement.

Tower Group, Inc. Consolidated Balance Sheets

	(Unaudited)
	June 30, 2008	December 31, 2007
	($ in thousands, except par value and share amounts)
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $605,884 and $616,757)	$579,163	$606,488
Equity securities, available-for-sale, at fair value (cost of $7,051 and $14,429)	5,778	12,580
Total investments	584,941	619,068
Cash and cash equivalents	100,258	77,679
Investment income receivable	6,993	6,546
Agents' balances receivable	122,797	122,763
Reinsurance recoverable	231,304	207,828
Prepaid reinsurance premiums	142,295	124,834
Deferred acquisition costs, net of deferred ceding commission revenue	47,502	39,271
Deferred income taxes	21,548	22,802
Intangible assets	21,067	21,670
Goodwill	18,962	13,281
Fixed assets, net of accumulated depreciation	36,290	32,337
Investment in unconsolidated affiliate	32,838	32,615
Other assets	40,236	33,917
Total Assets	$1,407,031	$1,354,611
Liabilities
Loss and loss adjustment expenses	$519,578	$501,183
Unearned premium	299,778	272,774
Reinsurance balances payable	80,417	58,740
Payable to issuing carriers	27,121	42,855
Funds held under reinsurance agreements	30,368	36,841
Accounts payable, accrued liabilities and other liabilities	26,568	31,795
Subordinated debentures	101,036	101,036
Total Liabilities	1,084,866	1,045,224
Stockholders' Equity
Common stock ($0.01 par value per share; 40,000,000 shares authorized; 23,379,981 and 23,225,039 shares issued, and 23,316,833 and 23,185,173 shares outstanding)	234	232
Treasury stock (63,148 and 39,866 shares)	(1,039)	(493)
Paid-in-capital	206,817	205,435
Accumulated other comprehensive net loss	(19,102)	(8,322)
Retained earnings	135,255	112,535
Total Stockholders' Equity	322,165	309,387
Total Liabilities and Stockholders' Equity	$1,407,031	$1,354,611

Tower Group, Inc. Consolidated Statements of Income and Comprehensive Net Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	($ in thousands, except share and per share amounts)
Revenues
Net premiums earned	$70,114	$74,035	$138,544	$134,418
Ceding commission revenue	21,491	17,032	42,145	31,266
Insurance services revenue	14,242	1,639	23,902	3,099
Net investment income	8,366	9,446	18,162	17,401
Net realized (losses) gains on investments	(7,970)	89	(6,596)	72
Policy billing fees	555	543	1,133	845
Total revenues	106,798	102,784	217,290	187,101
Expenses
Loss and loss adjustment expenses	36,923	40,611	74,219	74,521
Direct and ceding commission expense	30,026	21,808	56,634	40,443
Other operating expenses	22,193	19,432	43,858	34,521
Interest expense	2,161	2,446	4,484	4,530
Total expenses	91,303	84,297	179,195	154,015

Other Income
Equity income in unconsolidated affiliate	762	734	1,522	1,423
Gain from issuance of common stock of unconsolidated affiliate	-	-	-	2,705
Income before income taxes	16,257	19,221	39,617	37,214
Income tax expense	6,088	6,842	14,595	13,207
Net income	$10,169	$12,379	$25,022	$24,007

Gross unrealized investment holding losses arising during period	(9,550)	(11,575)	(22,074)	(11,029)
Equity in net unrealized losses in investment in unconsolidated affiliate’s investment portfolio	(324)	(477)	(1,107)	(422)
Less: reclassification adjustment for losses (gains) included in net income	7,970	(89)	6,596	(72)
Income tax benefit (expense) related to items of other comprehensive income	666	4,249	5,805	4,033
Comprehensive Net Income	$8,931	$4,487	$14,242	$16,517

Earnings Per Share
Basic earnings per common share	$0.44	$0.54	$1.09	$1.04
Diluted earnings per common share	$0.44	$0.53	$1.08	$1.03

Weighted Average Common Shares Outstanding:
Basic	23,040,952	22,895,783	23,018,275	22,442,345
Diluted	23,266,866	23,169,573	23,239,227	22,729,005

Dividends declared and paid per common share:
Common stock	$0.05	$0.025	$0.10	$0.05

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com